Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2018

Financial Results

BEDFORD, MASS. – July 24, 2018 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its second quarter ended June 30, 2018.

Revenue for the second quarter of 2018 was $3.8 million, an increase of 48% compared to $2.5 million in the same quarter last year. Operating loss in the second quarter of 2018 was $0.4 million compared to operating income of $0.1 million in the second quarter of 2017. The increase in revenue was primarily due to higher biometrics license, maintenance and services sales. Higher biometrics license and services sales this quarter were primarily due to a software license agreement we entered into with a systems integrator in the second quarter of 2018 for a large project. The decrease in operating income this quarter was primarily due to: i) no income from a patent arrangement from an unaffiliated third party; and ii) higher total engineering costs.

Net loss in the second quarter of 2018 was $0.2 million, or $0.01 per diluted share, which compares to net income of $0.1 million, or $0.01 per diluted share, in the same period a year ago.

Revenue for the first six months of 2018 and 2017 was $6.7 million for both periods. Operating loss for the first six months of 2018 was $1.1 million compared to operating income of $0.3 million in the same period last year. The decrease in operating income was primarily due to: i) no income from a patent arrangement from an unaffiliated third party; and ii) higher total engineering costs, that was partially offset by lower cost of software sales.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2018 Financial Results	Page 2

Net loss for the first six months of 2018 was $0.7 million, or $0.03 per diluted share, which compares to net income of $0.4 million, or $0.02 per diluted share, in the same period a year ago.

Kevin Russell, Aware’s chief executive officer and president, said “Our revenue results for the second quarter were an improvement over the first quarter of this year and the same quarter last year. Our expenses were higher due to our continued investment in product and business development with respect to enhancing our product offerings as well as addressing the commercial and mobile markets. The highlight of the quarter was our selection to provide our BioSP™ software and services for the United Kingdom Government biometric matching platform. We also continue to be optimistic about the level of interest from potential customers with regard to our Knomi™ mobile biometric authentication framework either as an alternative to passwords or as part of a step-up authentication scheme.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, iris, and voice capture, sample quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products apply biometrics to enable identity-centric security solutions for applications including banking and payments, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Second Quarter 2018 Financial Results	Page 3

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to be zero in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business xi) our intellectual property is subject to limited protection; xii) we may be sued by third parties for alleged infringement of their proprietary rights; xiii) we must attract and retain key personnel; xiv) we rely on single sources of supply for certain components used in our hardware products; xv) our business may be affected by government regulations and adverse economic conditions; xvi) we may make acquisitions that could adversely affect our results, and xvii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2018 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Software licenses	$1,659	$1,014	$3,133	$3,500
Software maintenance	1,402	1,282	2,696	2,534
Services	699	206	842	580
Royalties	-	40	-	84
Total revenue	3,760	2,542	6,671	6,698

Costs and expenses:
Cost of software licenses	-	-	-	247
Cost of services	370	104	420	320
Research and development	1,887	1,876	3,762	3,733
Selling and marketing	1,013	995	1,937	1,910
General and administrative	871	816	1,656	1,605
Total costs and expenses	4,141	3,791	7,775	7,815

Patent related income	-	1,313	-	1,403

Operating income (loss)	(381)	64	(1,104)	286
Other income	-	36	-	36
Interest income	201	88	363	172
Income (loss) before provision for income taxes	(180)	188	(741)	494
Provision (benefit) for income taxes	8	74	(58)	79
Net income (loss)	($188)	$114	($683)	$415

Net income (loss) per share – basic	($0.01)	$0.01	($0.03)	$0.02
Net income (loss) per share – diluted	($0.01)	$0.01	($0.03)	$0.02

Weighted-average shares – basic	21,534	21,774	21,540	22,013
Weighted-average shares - diluted	21,534	21,919	21,540	22,119

Aware, Inc. Reports Second Quarter 2018 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Cash and investments	$49,121	$51,608
Accounts and unbilled receivables, net	5,059	3,818
Property and equipment, net	4,226	4,304
Deferred tax assets	5,223	5,071
All other assets, net	224	234

Total assets	$63,853	$65,035

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,545	$1,569
Deferred revenue	2,421	2,932
Total stockholders’ equity	59,887	60,534

Total liabilities and stockholders’ equity	$63,853	$65,035

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com